Exhibit 10.1

WAIVER AND AGREEMENT

This WAIVER AND AGREEMENT dated as of October 6, 2021 is made between ACER THERAPEUTICS INC., a Delaware corporation (“Acer”), and RELIEF THERAPEUTICS HOLDING AG, a company organized and existing under the laws of Switzerland (“Relief”), with respect to that certain Collaboration and License Agreement, dated March 19, 2021, between the Parties (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning assigned to them in the Agreement.

RECITALS:

WHEREAS, pursuant to Section 5.2(d) of the Agreement, Relief is obligated to pay Acer Ten Million Dollars ($10,000,000) within fifteen (15) Business Days after the NDA for the Acer Product for a UCD has been accepted for review by the FDA (the “Second Development Payment”).

WHEREAS, Relief has requested and Acer has agreed to waive the original payment terms and amend the timing for payment of a portion of the Second Development Payment to tranche the amount in two payments.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Parties agree as follows:

1.	Upon the FDA accepting for review the NDA for the Acer Product for a UCD, the Second Development Payment will be payable by Relief to Acer as follows:
a.	Relief will pay Acer Five Million Dollars ($5,000,000) within fifteen (15) Business Days; and
b.

Relief will pay Acer Five Million Dollars ($5,000,000) on or before January 14, 2022; provided, however, if requested by Acer in its sole and absolute discretion, Relief will pay Acer the remaining Five Million Dollars ($5,000,000) upon fifteen (15) Business Days’ written notice from Acer to Relief.

2.	Except as stated herein, all other terms and conditions of the Agreement remain in full force and effect.
3.

Governing Law. This Waiver and Agreement and all disputes arising out of or related hereto or any breach hereof will be governed by and construed under the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods.

4.

Counterparts. This Waiver and Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Waiver and Agreement as of the date first written above.

ACER THERAPEUTICS INC.		RELIEF THERAPEUTICS HOLDING AG

By:	/s/ Chris Schelling	By:	/s/ Jeremy Meinen
Printed Name:	Chris Schelling	Printed name:	Jeremy Meinen
Title:	CEO / Founder	Title:	VP Finance

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